Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-168341) and related Prospectus of Merge Healthcare Incorporated for the registration of $200,000,000 of its 11.75% Senior Secured Notes due 2015 and to the incorporation by reference therein of our report dated June 1, 2009, relating to the consolidated financial statements of Confirma, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for the years then ended which appears in the Current Report on Form 8-K filed September 2, 2009, as amended September 4, 2009 and September 24, 2009.
/s/ Voldal Wartelle & Co., P.S.
Kirkland, Washington
September 10, 2010